Exhibit 97.1
MINIMED GROUP, INC.
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
(Effective March 24, 2026)

Description

MiniMed Group, Inc., a Delaware corporation (the “Company”) has adopted this Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”), pursuant to the requirements of Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Nasdaq Rule 5608. The Policy sets forth the circumstances under which the Company will recover certain incentive compensation paid to Executive Officers (as defined below) in connection with certain financial restatements.

Definitions

A “Clawback Period” means the three completed fiscal years immediately preceding the earlier of (i) the date the Company’s Board of Directors (the “Board”), a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that a Covered Accounting Restatement is required to be prepared or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Covered Accounting Restatement (such date, the “Clawback Trigger Date”), and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

A “Committee” means the Compensation and Talent Committee of the Board (if composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board).

A “Covered Accounting Restatement” means an accounting restatement prepared due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial restatements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error were corrected only in the current period or left uncorrected in the current period (i.e., a “little r” restatement).

A “Covered Incentive-Based Compensation” means any Incentive-Based Compensation received (i) by an Executive Officer after beginning service as an Executive Officer, provided that the Executive Officer served as an Executive Officer at any time during the performance period applicable to such Incentive-Based Compensation and (ii) on or after the date the Company had a class of securities listed on The Nasdaq Stock Market (the “Effective Date”). For purposes of this Policy, Incentive-Based Compensation is deemed to be “received” in the fiscal period in which the Financial Reporting Measure included in the Incentive-Based Compensation award is attained or satisfied, regardless of whether the payment or grant occurs before or after such fiscal period, and regardless of whether the Incentive-Based Compensation continues to be subject to a service-based vesting condition.

An “Executive Officer” means each person who is currently or was previously determined by the Board to satisfy the definition of “Executive Officer” set forth in Rule 16a-1(f) of the Exchange Act.

A “Financial Reporting Measure” means (i) any measures determined in accordance with accounting principles used in the Company’s financial statements, and any measures derived wholly or in part from such measures (including non-GAAP measures), and (ii) other performance measures affected by accounting-related information, including stock price, total shareholder return and relative total shareholder return. A measure need not be presented in the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission (the “SEC”) to be a Financial Reporting Measure.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of any Financial Reporting Measure, which may include awards granted under the Company’s annual incentive plan as well as performance-based restricted stock units, and which may include Incentive-Based Compensation contributed to a plan, other than a tax-qualified retirement plan. For the avoidance of doubt, Incentive-Based Compensation shall not include equity awards that vest solely based on continued service and were not granted based on the attainment of any Financial Reporting Measure.

General Rules

In the event the Company determines it is required to prepare a Covered Accounting Restatement, the Committee shall review any Covered Incentive-Based Compensation received by an Executive Officer of the Company during the Clawback Period. In the event the Committee determines that the amount of any such Covered Incentive-Based Compensation that was received during the Clawback Period exceeds the amount that otherwise would have been received had it been determined based on the restated results, computed without regard to any taxes paid (the “Erroneously Awarded Compensation”), the amount of such Erroneously Awarded Compensation shall be recovered from the Executive Officer.

Recovery under this Policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to the Covered Accounting Restatement.

For purposes of this section, Incentive-Based Compensation is deemed to be “received” in the fiscal period in which the Financial Reporting Measure included in the Incentive-Based Compensation award is attained or satisfied, regardless of whether the payment or grant occurs before or after such fiscal period.

Certain Considerations Relating to Calculation of Erroneously Awarded Compensation

For the avoidance of doubt, in the event Covered Incentive-Based Compensation is attained only partially based on the achievement of Financial Reporting Measures, only the portion of such compensation based on or derived from the Financial Reporting Measures shall be subject to recovery.

In the event the Erroneously Awarded Compensation is not able to be calculated directly from information in an accounting restatement (e.g., awards subject to the following Financial Reporting Measures: stock price, total shareholder return or relative total shareholder return), in order to determine the amount of such Erroneously Awarded Compensation that shall be subject to recovery, the Committee shall use a reasonable estimate of the effect of the Covered Accounting Restatement on the applicable Financial Reporting Measure upon which the Covered Incentive-Based Compensation was received. The Company shall maintain documentation of any such reasonable determination estimate and provide such documentation as required to the Nasdaq Stock Market.

Method for Recovery

The Committee shall, in its discretion, determine the appropriate means for recovery of any Erroneously Awarded Compensation, including but not limited to (i) cancelling outstanding and future annual or long-term incentive compensation; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting the Erroneously Awarded Compensation from any compensation otherwise owed by the Company to the Executive Officer; (iv) requiring repayment by the applicable Executive Officer, provided that the recovery occurs reasonably promptly; or (v) taking any other remedial and recovery action permitted by applicable law, as determined by the Committee.
The Committee may consider all applicable facts and circumstances in determining the appropriate means for recovery, including pursuing an appropriate balance of cost and speed.

Full recovery of Erroneously Awarded Compensation shall be required in all circumstances unless the Committee determines that recovery would be impracticable and that one of the conditions set forth in Nasdaq Rule 5608(b)(1)(iv)(A) or (C) are met.

Non-Exclusive; Conflicts

This Policy is in addition to any and all other rights the Company may have to pursue remedies against an employee or former employee in connection with an accounting restatement or for misconduct or similar behavior in the course of employment by the Company, all of which are expressly retained by the Company. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any employment agreement, equity award agreement or similar agreement or any other legal remedies available to the Company. Notwithstanding the foregoing, if an Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation under another recovery obligation established by the Company or applicable law, any such amount will be credited to the amounts required to be recovered under this Policy.

The Company will not enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

The provisions of this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

Disclosure Requirements

The Company shall file all disclosures with respect to this Policy and the matters addressed herein in accordance with the requirements of the federal securities laws, including the disclosure required by applicable SEC filings and rules.

Indemnification Prohibition

The Company is not permitted to indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. The Company is also prohibited from paying or reimbursing an Executive Officer for purchasing insurance to cover any such loss. To the extent of a conflict with any agreement with an Executive Officer that purports to provide indemnification rights to the Executive Officer that conflict with the foregoing, this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

Amendment or Termination

The Committee may amend or terminate this Policy from time to time in its discretion, including as required to comply with any Exchange Act rule, Nasdaq rule or any other applicable law or regulation. Any such amendment will be binding on employees who continue in employment after the effective date of such amendment. Notwithstanding the foregoing, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any Exchange Act rule, Nasdaq rule or any other applicable law or regulation.

Administration

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. The Committee has full and final authority to make all determinations under this Policy, in each case to the extent permitted under applicable rules and regulations and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Internal Revenue Code. All determinations and decisions made by the Committee hereunder shall be final, conclusive and binding on all persons.

Any action or inaction by the Committee with respect to an Executive Officer under this Policy in no way limits the Committee’s actions or decisions not to act with respect to any other Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Executive Officer other than as set forth in this Policy.

This Policy is intended to comply with the requirements set forth in Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act and Nasdaq Rule 5608 (as such law and rules may be amended) and shall be construed and interpreted in accordance with such intent.
4